W.W. GRAINGER, INC.

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) is entered into as of [date] between W.W. Grainger, Inc., an Illinois corporation (the “Company”) and the undersigned Company executive (the “Executive”).

Pursuant to the W.W. Grainger, Inc. 2005 Incentive Plan (the “Plan”), the Company desires to award to the Executive as hereinafter provided certain performance shares (the “Performance Shares”), entitling the Executive to receive shares of the Company’s common stock (“Common Stock”) based upon the Company’s attainment of certain long-term performance goals. This award of Performance Shares is in consideration of the Executive’s agreement to enter into an Unfair Competition Agreement (the “Unfair Competition Agreement”) between the Company and the Executive concurrently with this Agreement. In turn, the Executive desires to enter into the Unfair Competition Agreement and accept the award of Performance Shares, on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.

NOW, THEREFORE, in consideration of the mutual promises set forth below and in the Unfair Competition Agreement, the parties hereto agree as follows:

1.	General. This award is governed by and subject to the terms and conditions of this Agreement, the

Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference). In general, the Executive will be entitled to receive a number of Performance Shares determined by the Company’s performance against its sales growth target (as described in Section 2 below), with the vesting of those Performance Shares being subject to the Company’s achievement of its return on invested capital target (as described in Section 3 below).

2.

Grant of Performance Shares; Sales Growth Target. The Company hereby awards to the Executive a total of _______ Performance Shares (the “Target Number”), such number being subject to possible adjustment as follows. The actual number of Performance Shares which the Executive will receive will depend on the relationship between the Company’s total net sales during its ____ [current] fiscal year as compared to its total net sales during its ____ [immediately preceding] fiscal year. Such number will be calculated in accordance with the following table:

If, compared to ____ sales, the Company’s ____ sales:	Then the number of Performance Shares will be:
Increase by less than __ percent (__%)	Zero (0)
Increase by __ percent (__%)	__ percent (__%) of the Target Number
Increase by __ percent (__%)	__ percent (__%) of the Target Number
Increase by __ percent (__%) or more	__ percent (__%) of the Target Number

Amounts between the foregoing numbers will be interpolated as necessary. For example, if ____ net sales increased by __ percent (__%) relative to ____ net sales, then the Executive would receive __ percent (__%) of the Target Number of Performance Shares.

3.

Vesting; ROIC Target. The vesting of the Performance Shares will depend upon the Company’s average return on invested capital (“ROIC”) during the period of three fiscal years beginning with the ____ fiscal year, i.e., the Company’s ____, ____ and ____ fiscal years (the “Measuring Period”). For this purpose, ROIC means the Company’s operating earnings divided by its net working assets. The average ROIC during the Measuring Period will be calculated by adding together the average ROIC for each of the three fiscal years comprising the Measuring Period and dividing the resulting sum by three (3). Vesting will be determined in accordance with the following table:

If the Company’s average ROIC during the Measuring Period is:	Then the following percentage of Performance Shares will vest:
Less than __ percent (__%)	Zero (0)
__ percent (__%) or more	One hundred percent (100%)

Amounts between the foregoing numbers will not be interpolated. In other words, the Performance Shares will either vest at one hundred percent (100%) or they will not vest at all. If the Performance Shares vest, then in settlement of the Performance Shares, the Executive will receive a number of shares of Common Stock equal to the number of Performance Shares determined under Section 2 above, subject, however, to the withholding provisions below. If the Performance Shares do not vest, then they will be forfeited in full and the Executive shall have no further rights with respect to the award hereunder.

4.

Receipt by the Executive of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan. The Executive represents and warrants that he has read the Plan and that he agrees that all Performance Shares awarded under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the exclusive right of the Committee to interpret and determine the terms and provisions of the Performance Share Award Agreements and the Plan and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of awards of Performance Shares to correct for any windfalls or shortfalls in such awards which, in the Committee’s determination, arise from factors beyond the awardees’ control, provided, however, that the Committee’s authority with respect to any award to a “covered employee,” as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such award.

5.

Tax Deposit. If the Performance Shares shall vest, the Executive shall deposit with the Company an amount of cash equal to the amount determined by the Company to be withheld upon such vesting for any withholding taxes, FICA contributions, or the like under any federal or state statute, rule, or regulation. The Company may withhold, and the Committee may in its discretion permit the Executive to elect (subject to such conditions as the Committee shall require) to have the Company withhold, a number of shares of Common Stock having a fair market value on the date that the amount of tax to be withheld is determined equal to the required statutory minimum withholding. The Company shall not issue and deliver any of its Common Stock upon the vesting and settlement of the Performance Shares until and unless the Executive has made the deposit required herein or proper provision for withholding has been made.

6.

Agreement to Serve. Except in the case of an event causing acceleration of vesting in accordance with the Plan, the Executive agrees to remain in the employ of the Company or its subsidiaries for a period of at least one (1) year from the award date of the Performance Shares, subject to the right of the Company to terminate such employment.

7.	Other Terms and Conditions Applicable to the Performance Shares.

a.

Rights of Shareholder. The Executive shall not have any voting rights with respect to the Performance Shares. From and after the date that the number of Performance Shares is determined under Section 2 above, the Executive shall be entitled to receive dividend equivalent payments from the Company on the Performance Shares in an amount equal to the dividends paid by the Company on a corresponding number of shares of Common Stock. From and after the date of the Performance Shares’ vesting or failing to vest under Section 3 above, the Executive shall have no further right to receive dividend equivalent payments with respect to the Performance Shares.

b.

Termination of Employment. If the Executive’s employment terminates during the Measuring Period for any reason other than retirement, disability or death, then the Performance Shares will be forfeited in full and the Executive shall have no further rights with respect to the award hereunder.

c.

Retirement. If the Executive’s employment with the Company terminates during the Measuring Period by reason of retirement, then the Executive will be entitled to receive in settlement of the Performance Shares a number of shares of Common Stock equal to the product of (x) the number of Performance Shares, if any, which subsequently vest under Section 3 above, multiplied by (y) a fraction, the numerator of which is the number of months during the Measuring Period that the Executive was employed by the Company and the denominator of which is the total number of months in the Measuring Period, i.e., 36 months. For purposes of the foregoing calculation, the Executive will be deemed to have been employed by the Company during the month that his employment terminates if, and only if, such termination occurs on or after the fifteenth (15th) calendar day of that month.

d.

Disability or Death. If the Executive’s employment with the Company terminates during the Measuring Period by reason of disability (defined below) or death, then the Executive or the Executive’s estate, as the case may be, will be entitled to receive in settlement of the Performance Shares a number of shares of Common Stock calculated in the same manner as under Subsection c immediately above, provided, however, that if such termination of employment occurs during the first fiscal year of the Measuring Period, then for purposes of such calculation the number of Performance Shares referred to in clause (x) of such calculation shall be determined as though the Company had met, but not exceeded, its sales growth target and 100 percent of such Performance Shares had vested. For purposes of the foregoing, the term “disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted for a continuous period of not less than twelve (12) months.

8.

Severability. The provisions of the Agreement shall be severable, and in the event that any provision of it is found to be unenforceable, all other provisions shall be binding and enforceable on the parties as drafted. In the event that any provision is found to be unenforceable, the parties consent to the Court’s modification of that provision in order to make the provision enforceable, subject to the limitations of the Court’s powers under the law.

9.

Venue. The Executive acknowledges that, in the event that a determination of the enforceability of this Agreement is sought, or any other judicial proceedings are brought pertaining to this Agreement, the Company has the choice of venue and the preferred venue for such proceedings is Lake County, Illinois.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any conflicts or choice of law rules or principles thereof.

IN WITNESS WHEREOF, the Company has caused this Performance Share Award Agreement to be executed by a duly authorized Officer of the Company and the Executive hereby agrees to all the terms and conditions set forth above.

W.W. GRAINGER, INC.

By:
Richard L. Keyser Chairman and Chief Executive Officer

Executive (Signature)
Executive (Print Name)
Date

4